Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-162336, 333-92535, 333-26989, 333-67433, 333-128068 and 333-155488) of Access to Money, Inc. (formerly TRM Corporation) and subsidiaries of our report dated March 19, 2010 relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ Friedman LLP

East Hanover, New Jersey
March 19, 2010